Exhibit 10.2

Amended and Restated Executive Long Term Compensation Agreement

This Amended and Restated Executive Long Term Compensation Agreement (the “Agreement”) is made and entered into this 23rd day of November 2015 by and between Sound Community Bank, a bank organized and existing under the laws of the State of Washington and with its principal offices in Seattle, Washington, (hereinafter referred to as the “Bank” or “Employer”), and Laura Lee Stewart, an executive of the Bank (hereinafter referred to as the “Executive”).  This Agreement amends and restates the Executive Long Term Compensation Agreement between the Bank and the Executive as originally adopted effective August 14, 2007 and amended on December 30, 2011 (the “Prior Agreement”).

R E C I T A L S

WHEREAS, it is the consensus of the Employer and its Board of Directors that the Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Employer adopted the Prior Agreement in order to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Bank’s employ during the Executive’s lifetime or until the age of retirement;

WHEREAS, the Prior Agreement was amended on December 30, 2011 to freeze the benefits payable under the Prior Agreement in connection with the adoption of a new Supplemental Executive Retirement Plan Agreement on December 30, 2011 (the “2011 SERP”) and the execution of a Confidentiality, Non-Competition, and Non-Solicitation Agreement between the Bank and the Executive as of December 30, 2011 (the “2011 Non-Competition Agreement”)

WHEREAS, because the Executive has reached her Normal Retirement Age of 66 under the Agreement and is fully vested in her Normal Retirement benefit, the provisions regarding the amount of benefits payable under the Prior Agreement in the event her employment was terminated prior to Normal Retirement are no longer applicable, including those provisions regarding disability, an involuntary termination, a termination in connection with a change in control or a voluntary termination;

WHEREAS, the Bank and the Executive desire to amend and restate the Prior Agreement in order to (1) revise Section 2.1 to expressly set forth the amount of benefits to be payable to the Executive under this Agreement as a result of the freeze amendment previously adopted on December 30, 2011; (2) delete old Paragraph 4.4 regarding a forfeiture of benefits if the Executive’s employment was terminated for Cause (as defined), (3) delete old Section 9 regarding non-competition as such provisions have been superseded by the 2011 Non-Competition Agreement, and (4) make certain other changes;

WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive; and

WHEREAS, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW, THEREFORE, in consideration of the past employment performance and the services performed by the Executive, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

A G R E E M E N T

1.0	Scope, Purpose and Effect.

1.1            Contract of Employment.  Although this Agreement is intended to provide the Executive with additional incentive to remain in the employ of the Employer, it shall not be deemed to constitute a contract of employment between the Executive and the Employer, nor shall any provision of this non-qualified Agreement be applied to restrict or expand the right of the Employer to terminate the Executive's Employment with or without cause. This Non-qualified Agreement shall have no impact or effect upon any separate written employment agreement which the Executive may have with the Employer, it being the parties' intention and agreement that unless this non-qualified Agreement is specifically referenced in such employment agreement, the non-qualified Agreement (and the Employer's obligations thereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of any employment agreement. Events of termination of Employment shall be characterized, for purposes of interpreting this non-qualified Agreement, in accord with the definitions herein.

1.2            Fringe Benefit.  The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

1.3            Internal Revenue Code Section 409A Compliance. It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, IRC 409A. Thus, for any benefits payable pursuant to this Agreement, if the individual is a “key employee”, as defined by the Internal Revenue Service, and said Company is publicly traded at the time of “separation from service” (as defined by IRC 409A), any such benefit payment described herein shall be withheld for six (6) months following such separation from service in order to comply with IRC 409A. In addition, for any individual affected by this six (6) month delay in payment imposed by IRC 409A,  and when applicable, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of separation from service. Monthly installment payments shall continue thereafter according to form of benefit chosen.

 For the purposes of this Plan, the term "Retirement" shall be interpreted in accordance with and in concert with IRC Section 409A and the rules relating to “Separation from Service”. Therefore, in order for the Executive to trigger the receipt of a benefit pursuant to this Agreement under the terms governing payments following Normal Retirement, the Executive must also have “Separated from Service” in accordance with the requirements of IRC 409A.

Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and the Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2006-79) and the regulations thereunder.

2.0	Payments Upon Retirement.

2.1            Payments Upon Normal Retirement.  In the event the Executive elects to retire on a date which constitutes Normal Retirement as defined in Paragraph 11.10 below, then the Executive shall be entitled to be paid an annual Executive Benefit equal to Fifty-Three Thousand, Three Hundred and Twenty Dollars. This annual amount shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following the Executive’s Separation from Service and continuing until the Executive’s death, subject to the provisions of Section 1.3 above.

3.0	Payments in the Event of Disability or Death.

3.1            Disability. In the event the Executive becomes Disabled at any time after the Effective Date of this Agreement but prior to or Normal Retirement, then the Executive shall be entitled to be paid the Accrued Liability Balance in lump sum on the first day of the first month following the determination of Disability.

3.2            Death.  There are no death benefits payable under this Agreement (such benefits are described by a Joint Beneficiary Designation Agreement, if any), nor will Executive Benefit Payments be made after the Executive dies, regardless of whether such death occurs before or after termination, and regardless of whether payments have already begun pursuant to this Agreement.

4.0	Payments in the Event Executive Terminates Employment Prior to Retirement, or as Otherwise Described.

The Employer reserves the right to terminate the Executive's Employment, with or without Cause but subject to any written employment agreement which may then exist, at any time prior to the Executive's Retirement.  In the event that the Executive’s Employment terminates, other than by reason of Retirement or Disability, then, for the following events of termination, as applicable, the Executive shall be entitled to the benefits described below which correspond to the circumstances surrounding the Executive's termination.

4.1            Involuntary Termination.  In the event the Executive is Involuntarily Terminated prior to qualifying for Normal Retirement, then she shall be entitled to receive the Accrued Liability Balance. In the event such termination occurs prior to the Executive’s attainment of the Normal Retirement Age, then the Accrued Liability Balance shall be paid out in lump sum within sixty (60) days of the Executive’s Termination (subject to the conditions imposed by Paragraph 11.3 & IRC 409A).  An Involuntary Termination after the Executive attains the Normal Retirement Age shall be governed by the provisions of Paragraph 2.1 (and again, the limitations imposed by IRC 409A).

4.2            Termination on Account of or After a Change in Control.   In the event the Executive's Employment with the Employer is terminated by the Employer on Account of or After a Change in Control, or in the event the Executive is Constructively Terminated, then the Executive shall be entitled to be paid the same annual benefit amount she would have received had she retired following the attainment of Normal Retirement Age (as identified in Paragraph 2.1).

4.3            Voluntary Termination by the Executive.  The Executive agrees that if she Voluntarily Terminates her Employment with the Employer (as defined in Paragraph 11.15) prior to qualifying Normal Retirement, she shall forfeit any and all rights and benefits she may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

5.0                IRS Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto.

6.0                Right to Determine Funding Methods.  The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement.  In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity.  The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part.  Consistent with Paragraph 9 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer’s obligations pursuant to this Agreement.  In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer’s acquisition of any policy of insurance or annuity.

7.0	Administrative and Claims Provision.

7.1            Named Fiduciary and Plan Administrator: The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be the Board of Directors of Sound Community Bank, or a committee designated by the Board of Directors, until their resignation or removal by the Board.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals

7.2             Claims Procedure and Arbitration: In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused.  The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.  A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial.  Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate.  In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration.  The arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The arbitrator shall operate under any generally recognized set of arbitration rules.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

8.0                Status as an Unsecured General Creditor and Rabbi Trust.  Notwithstanding anything contained herein to the contrary:  (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Employer and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Employer’s discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Employer, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Employer to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement.  The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

9.0	Miscellaneous.

9.1            Opportunity to Consult With Independent Advisors.  The Executive acknowledges that she has been afforded the opportunity to consult with independent advisors of her choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to her under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement.  The Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for herself, and her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described above in this Paragraph 9.1.  The Executive further acknowledges that she has read, understands and consents to all of the terms and conditions of this Agreement, and that she enters into this Agreement with a full understanding of its terms and conditions.

9.2            Notice.  Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Sound Community Bank
2005 Fifth Ave #200
Seattle, WA  98121

If to the Executive:	Laura Lee Stewart
737 Olive Way #1802
Seattle, WA 98101

9.3            Alienability and Assignment Prohibition.  Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive or her beneficiary(ies); or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, any such attempted assignment or transfer shall be void.

9.4            Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer.  Accordingly, the Employer shall not merge or consolidate into or with another bank or corporation, or reorganize or sell substantially all of its assets to another bank, corporation, firm or person, unless and until such succeeding or continuing bank, corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Employer under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

9.5            Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

9.6            Partial Invalidity.  If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

9.7            Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

9.8            Amendment or Revocation.  Subject to Paragraph 10.0, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank. Furthermore, the parties reserve the right to amend this Agreement as necessary in order to comply with IRC Section 409A. Furthermore, this Agreement shall be administered in compliance with IRC Section 409A and the related rules, regulations and notices.  Any section of this Agreement which violates the IRC Section 409A and the related rules, regulations and notices shall be void and without effect.

9.9            Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

9.10         No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

9.11         Governing Law.  The laws of the State of Washington, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, the Washington Department of Financial Institutions, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

10.0            Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations.  The Bank is entering into this Agreement upon the assumption that certain existing tax laws, the Code, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

11.0            Terms and Definitions.

11.1         Accrued Liability Balance. For the purposes of this Agreement, Accrued Liability Balance means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (”GAAP”), for the Company’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate.  Any one of a variety of amortization methods may be used to determine the Accrual Balance.  However, once chosen, the method must be consistently applied.

11.2         Board of Directors. The Board of Directors shall mean the Board of Directors for Sound Community Bank, hereinafter “the Board”.

11.3         Change in Control. Change in Control shall be defined as follows:

(A)
The acquisition of more than fifty percent (50%) of the fair market value of the Company’s common or more than fifty percent (50%) of the voting power of the Company’s common stock by a person or group;

(B)	The acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Company’s common stock (voting power of the stock) by a person or group;

(C)
The replacement of a majority of the Company’s board in a period of twelve (12) months or less by directors who were not endorsed by a majority of the board members serving immediately prior to such replacement; or

(D)
The acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the total gross fair market value of the Company’s assets (immediately prior to the acquisition) by an unrelated entity.

For the purpose of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

11.4         Company.  Company shall mean Sound Financial Bancorp, Inc., the parent holding company of the Bank.

11.5         Disability/Disabled.      For the purpose of this Agreement, the Executive will be considered disabled if:

(A)
She is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(B)	She is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

11.6         Effective Date. The term "Effective Date" shall mean August 14, 2007, the date the Prior Agreement was initially adopted.

11.7         Employment. The term “Employment” shall mean salaried employment with the Employer.

11.8         Executive Benefit.  The term "Executive Benefit” shall mean the annual benefit amounts determined pursuant to Paragraphs 1 through 5 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent:  (a) required under the other provisions of this Agreement, including, but not limited to Paragraphs 3 through 5, as applicable; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

In addition, it is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, IRC 409A.

11.9         Involuntary Termination.For the purposes of this Agreement, Involuntary Termination shall be defined as any termination or removal of the Executive by the Bank, which termination or removal is not For Cause, not as a Result of a Change in Control, and not as a result of Disability.

11.10      Normal Retirement.  The term “Normal Retirement” shall mean the Executive’s separation from service or Termination following the Executive’s attainment of age sixty-six (66) (“Normal Retirement Age”).

11.11      Termination for Cause.   The term “Termination for Cause” shall mean termination or removal of the Executive by reason of any of the following: (i) gross negligence or neglect, (ii) the commission of a felony or misdemeanor involving moral turpitude, fraud or dishonesty; or (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense)which results in adverse consequences for the bank, (iv)  failure to perform stated duties such that the failure adversely impacts the bank or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for Cause”, such dispute shall be resolved by arbitration as set forth in this Executive Plan Agreement.

11.12      Termination of Employment. The term “Termination of Employment”, as used in this Agreement, shall be read and interpreted consistent with the term “separation from service”, as such term is defined in Internal Revenue Code Section 409A (hereinafter “IRC 409A”) and any related notices,  guidance or regulations. Therefore, in order for the Executive to trigger the receipt of a benefit pursuant to this Agreement under the terms governing payments following termination of employment (including Retirement), the Executive must also have “Separated from Service” in accordance with the provisions of IRC 409A.

11.13      Termination in Connection with or After a Change in Control. A termination shall be deemed to be in Connection with a Change in Control if the Executive is removed or terminated within twenty-four (24) months following a Change in Control and such termination is not a Termination for Cause, or if the Executive is “Constructively Terminated” following a Change in Control. For the purposes of this Agreement, the terms “Constructively Terminated” or “Constructive Termination” are defined as a voluntary election to resign or a forced resignation resulting from (i) Employer actions, in conjunction with, or by reason of a Change in Control, which actions result in any adverse and material change in the scope of the Employee's position, responsibilities, duties, salary, benefits or location of employment; or (ii) any event caused by the Employer which reasonably constitutes or results in a demotion or a significant diminution of Executive’s responsibilities or authority.

11.14      The Code.  The "Code" shall mean the Internal Revenue Code of 1986, as amended (the “Code").

11.15      Voluntary Termination. The term “Voluntary Termination” shall mean voluntary resignation of employment by the Executive prior to Normal Retirement Age, but not as a result of any of the events described in sub-paragraphs 11.3 and 11.13 that constitute Termination in Connection With a Change in Control or Constructive Termination.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first written above in the City of Seattle, Washington.

SOUND COMMUNITY BANK

By	Date: November 23, 2015

Title

EXECUTIVE

By	Date: November 23, 2015

Witness	Witness